UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 25, 2021

Franklin BSP Capital Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01360	85-2950084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, Suite 4920, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-6700

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01. Entry into a Material Definitive Agreement.

On August 25, 2021, Franklin BSP Capital Corporation (the “Company”) entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “Investors,” and each, an “Investor”), pursuant to which the Investors made new capital commitments to purchase shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), in a total aggregate amount of approximately $27.5 million. Pursuant to their respective Subscription Agreements, each Investor is required to fund drawdowns to purchase shares of the Series A Preferred Stock up to the amount of their respective capital commitments on an as-needed basis, upon a minimum of 10 business days’ prior notice at a per-share price equal to a liquidation preference of $1,000.00 per share of the Series A Preferred Stock to be acquired (the “Liquidation Preference”). The sale and issuance of shares of Series A Preferred Stock is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company shall rely, in part, upon representations from the Investors in the relevant Subscription Agreements that each Investor is an “accredited investor,” as defined in Regulation D under the Securities Act.

The description above is only a summary of the material provisions of the Subscription Agreements and is qualified in its entirety by reference to a copy of the form of Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Series A Convertible Preferred Stock

On August 25, 2021, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designation for the Series A Preferred Stock, which designates a total of 50,000,000 shares of preferred stock as Series A Convertible Preferred Stock, with the following terms:

Priority. Each holder of Series A Preferred Stock is entitled to the Liquidation Preference plus all dividends accrued and unpaid thereon. With respect to distributions, including the payment of dividends and distribution of the Company’s assets upon liquidation, dissolutions, or winding-up, whether voluntary or involuntary, the Series A Preferred Stock will be senior to shares of Common Stock, will rank on parity with any other class or series of preferred stock that the Company is authorized to issue pursuant to its certificate of incorporation, whether such class or series is now existing or is created in the future, to the extent of the aggregate Liquidation Preference, which amount includes all accrued but unpaid dividends and will be subordinate to the rights of holders of our senior indebtedness

Dividends. Dividends on each outstanding share of the Series A Preferred Stock are payable quarterly in arrears, when, as and if declared by the board of directors of the Company (the “Board of Directors”) out of funds legally available for such payment. For each fiscal quarter ending on or before September 30, 2022 (the “Initial Dividend Period”), dividends per share of Series A Preferred Stock will equal the dividends that would have been paid in respect of each such share of Series A Preferred Stock if it had been converted into a share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the first day of such quarter (or the date of issuance in the case of shares of Series A Preferred Stock issued after the first day of such quarter) at the applicable Conversion Rate (as defined below) in accordance with the terms described below under the caption “Conversion.” Dividends payable on each share of Series A Preferred Stock for each quarter after the Initial Dividend Period shall equal the greater of (i) an amount equal to $10.00 per share, subject to proration if such share is not outstanding for the full quarter, and (ii) the dividends that would have been paid in respect of such share of Series A Preferred Stock if it had been converted into a share of Common Stock on the first day of such quarter (or the date of issuance in the case of shares of Series A Preferred Stock issued after the first day of such quarter) at the applicable Conversion Rate in accordance with the terms described under below under the caption “Conversion.” Dividends for each quarter shall accrue and be cumulative from the most recent date to which dividends were paid to, and including, the dividend payment date, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends and whether or not the Company has earnings.

For so long as any shares of Series A Preferred Stock are outstanding, we will not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in Common Stock) in respect of the Common Stock, (y) purchase or otherwise acquire for consideration any such Common Stock, or (z) pay any proceeds of our liquidation in respect of such Common Stock, unless, in each case, (A) immediately thereafter, we will be in compliance with the asset coverage limitations applicable to us under the Investment Company Act of 1940, as amended, after deducting the amount of such dividend or distribution or purchasing price or liquidation proceeds, (B) full cumulative dividends and distributions on any Series A Preferred Stock and any series of preferred stock ranking on parity with the Series A Preferred Stock have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series of preferred stock ranking on parity with the Series A Preferred Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series A Preferred Stock and such other securities.

Voting Rights. Except as otherwise provided in the Company’s certificate of incorporation or bylaws, in the Certificate of Designation or as otherwise required by law, each holder of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of the Company’s certificate of incorporation, holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class and on an as-converted basis on all matters except the election of directors. However, holders of outstanding Series A Preferred Stock, voting separately as a class, will elect at all times two members of the Company’s directors (who will initially be two of the Company’s existing directors, and such directors the “Preferred Directors”) and will be entitled to elect a majority of our directors if the Company fails to pay dividends on outstanding shares of Series A Preferred Stock in an amount equal to two full years of dividends and will continue to have such right until the Company corrects that failure.

So long as any shares of Series A Preferred Stock are outstanding, the approval of two-thirds (2/3) of the outstanding shares of Series A Preferred Stock, voting together as a single class, will be required to (1) amend, alter or repeal the provisions of the Company’s certificate of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or (2) pay any dividend on Common Stock or on any other junior equity security while dividends in respect of the Series A Preferred Stock are accrued and unpaid. For the avoidance of doubt, the issuance of additional preferred stock that ranks pari passu with or junior to the Series A Preferred Stock in respect of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company will be deemed to not materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.

Redemption. At any time, and from time to time, on or after August 23, 2029, the Company shall have the right to require each holder of Series A Preferred Stock, and each holder of Series A Preferred Stock shall have the right to require the Company, to the extent permitted by law, to redeem all or any portion of such holder’s Series A Preferred Stock for a price per share equal to the Liquidation Preference as of the date of redemption, provided that the party requiring redemption shall provide the other party 90 days’ notice.

Liquidation. In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, each holder of the Series A Preferred Stock will be entitled to receive from the assets of the Company the greater of (1) an amount equal to the Liquidation Preference of each share of Series A Preferred Stock , or (2) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up.

Conversion. The Company, at any time commencing on the closing date of a Liquidity Event, and in its sole discretion, has the option to require all or a portion of the outstanding shares of the Series A Preferred Stock to convert into Common Stock. Each share of Series A Preferred Stock will convert into the number of shares of Common Stock equal to (1) the Liquidation Preference divided by (2) the price paid by investors for shares of Common Stock at the time of the purchase of such share of Series A Preferred Stock or if the purchase of such share of Series A Preferred Stock did not occur concurrent with a sale of Common Stock by the Company at the net asset value per share of Common Stock determined within 48 hours (excluding Sundays and holidays) of the purchase of such share of Series A Preferred Stock, in each case subject to anti-dilution protections and adjustments addressing customary matters (the “Conversion Rate”). The Company shall provide holders of the Series A Preferred Stock a notice of the conversion at least 15 business days’ prior to the expected date of conversion. “Liquidity Event” is defined as any of: (1) a merger or another transaction approved by the Board of Directors in which the holders of Common Stock will receive cash or shares of a publicly traded company (or a company that becomes publicly traded concurrently with the closing of such transaction), which may include an entity advised by the Company’s investment adviser or its affiliates, (2) an initial public offering (“IPO”) or a listing of the Common Stock on a national securities exchange (“Exchange Listing”), or (3) the sale of all or substantially all of the Company’s assets either on a complete portfolio basis or individually followed by a liquidation.

At any time commencing six months following the closing date of a Liquidity Event, each holder of Series A Preferred Stock shall have the option to convert all or a portion of such holder’s shares of Series A Preferred Stock to Common Stock. Each share of Series A Preferred Stock will convert into the number of shares of Common Stock equal to the Conversion Rate. Each Holder shall provide the Company a notice of the conversion at least 15 business days’ prior to the expected date of conversion.

The description above is only a summary of the material terms of the Certificate of Designation for the Series A Preferred Stock and is qualified in its entirety by reference to a copy of the Certificate of Designation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Designation of Series A Convertible Preferred Stock
10.1	Form of Subscription Agreement for Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin BSP Capital Corporation

Date: August 25, 2021	By:	/s/ Nina K. Baryski
	Name:	Nina K. Baryski
	Title:	Chief Financial Officer and Treasurer